EXHIBIT 99.1

H2O America Announces 2025 Financial Results and Updated Five-Year Plan
•2025 reported diluted EPS were $2.92 versus $2.87 in 2024. On an adjusted (non-GAAP) basis, 2025 diluted EPS of $2.99 came in near the top of our upwardly narrowed $2.95 to $3.001 guidance range, compared to $2.95 in 2024
•Establish a 2026-30 capital expenditures budget of $2.7 billion, a 31% increase over the prior five-year plan, to fund needed infrastructure replacement, PFAS remediation, additional water supplies, and investments in the Quadvest, L.P. system following the anticipated mid-2026 close
•Initiate 2026 standalone adjusted diluted EPS guidance of $3.08-3.181 (excludes the impacts of the pending Quadvest acquisition and the financing thereof)
•Increase long-term adjusted diluted EPS CAGR target to 6-8%; expect to deliver a non-linear CAGR at or above the top end of the 6-8% range over the 2026-30 period (includes the impacts of the pending Quadvest and Cibolo Valley acquisitions and the financing thereof)
•Quadvest approval process underway; continue to anticipate a mid-2026 close; active Quadvest connections up 16%, or 7,400 connections, during 2025
•Declared a $0.44 cash dividend per share of common stock in January 2026, a 4.8% increase over the December 2025 dividend level
SAN JOSE, Calif. — February 25, 2026 — H2O America (NASDAQ: HTO) today reported financial results for 2025. Reported diluted EPS for 2025 were $2.92 versus $2.87 in 2024. On an adjusted (non-GAAP) basis, 2025 diluted EPS of $2.99 came in near the top end of our upwardly narrowed $2.95 to $3.001 guidance range, compared to $2.95 in 2024.
“Our performance in 2025 reflects our team's continued focus on delivering sustainable growth and long-term value,” said chair and chief executive officer, Andrew F. Walters. “We built on an exceptionally strong 2024 and delivered 2025 adjusted diluted EPS at the top end of our guidance. We continued to work constructively with regulators and legislators in all four of our states to recover critical water infrastructure investments made, including securing approval for new or enhanced mechanisms in Connecticut, Maine and Texas that will help further reduce regulatory lag. We also made meaningful strategic progress by announcing and advancing the Quadvest and Cibolo Valley water and wastewater system acquisitions, which will significantly expand our presence in Texas."
Continued Walters, “The combination of elevated infrastructure investment needs across our systems for decades to come and the strategic benefits of our pending Texas acquisitions gives us increased confidence in our ability to provide safe, reliable and affordable service to our customers while delivering attractive, sustainable 6-8% long-term EPS growth to shareholders."
Updated Five-Year Capital Expenditures Forecast
In 2025, H2O America invested $501 million in infrastructure and water supply, which exceeded our upwardly revised 2025 capital expenditures guidance of $486 million2 and represents a 41% increase over 2024 spend of $354 million.
H2O America plans to invest $483 million in capital in 2026 (excluding the impact of Quadvest) and a total of $2.7 billion2 over the 2026-30 period (including the impacts of Quadvest and Cibolo Valley) to build and maintain its water and wastewater operations, subject to regulatory approvals and availability of funding. Our new five-year plan represents an approximate 31% increase compared to our 2025-29 budget and is driven by (1) increased pipeline replacement work as we progress towards our goal of replacing 1% of our distribution pipe annually, (2) an updated estimate of approximately $400 million to install treatment for per- and polyfluoroalkyl substances (PFAS) and (3) investments in the Quadvest, L.P. system, following the anticipated mid-2026 close.

Transformative Texas Growth
Texas Water Company (TWC) and Texas Water Operation Services continue to progress through the regulatory process for their previously announced $540 million acquisition of Quadvest. We continue to anticipate a mid-2026 close.
In late December 2025, TWC received the appraised fair market values (FMV) from the three Public Utility Commission of Texas (PUCT)-appointed appraisers for the assets of Quadvest, L.P., a regulated investor-owned water and wastewater utility operating in the Houston metro area. In accordance with Texas' FMV statute, the purchase price of $483.6 million will serve as the ratemaking rate base. The Sale-Transfer-Merger (STM) application was filed with the PUCT in January 2026 to request approval of TWC’s acquisition of the Quadvest, L.P. assets and certification of the value of the rate base.
Quadvest continues to achieve its anticipated customer growth. Total active connections grew 16%, or 7,400 connections, in 2025 which brings Quadvest's total active connections to 54,400 as of December 31, 2025. In addition, the backlog of connections under contract pending development remains robust at 87,000. As previously communicated, we expect Quadvest to drive Texas from 7% of our consolidated customer base today to 26% by 2029.
Also expanding our presence in Texas is TWC's August 26, 2025, agreement to acquire a portion of the assets of South Central Water Company, a privately owned wastewater company in Bulverde, Texas. Specifically, the Cibolo Valley wastewater treatment plant and associated collection systems to be acquired serve more than 1,500 wastewater connections within TWC's existing water service area. Like Quadvest, L.P., TWC plans to use the FMV approach for this acquisition and expects to file the STM application with the PUCT around April 2026.
Long-Term EPS Growth Rate Target Increased to 6-8%; 8%+ Over 2026-30 Period
The company is introducing standalone 2026 adjusted diluted EPS guidance of $3.08-3.181.
2026 guidance excludes the impacts of the pending Quadvest and Cibolo Valley acquisitions and the financing thereof, which are expected to be initially dilutive to EPS prior to our ability to implement new rates reflecting the ratemaking rate bases of the acquired assets resulting from a consolidated Texas general rate case that we expect to file in early 2027.
We are increasing our non-linear, long-term adjusted diluted EPS CAGR target to 6-8%, anchored off of 2025's adjusted diluted EPS of $2.99. The new long-term 6-8% CAGR target reflects a long-term, sustainable organic growth rate that is supported by elevated capital investment needs for decades to come and does not factor in any potential M&A opportunities beyond Quadvest and Cibolo Valley.
Over the 2026-30 period, we expect to deliver a non-linear adjusted diluted EPS CAGR at or above the top end of the 6-8% range given the line of sight that we have with respect to (1) our increased five-year capital expenditures plan, (2) the previously communicated accretion that we expect to realize from the pending Quadvest acquisition beginning in 2028 and (3) our expectation to continue to work constructively with key stakeholders in each of our states to achieve fair and timely regulatory outcomes. Beyond the pending Quadvest and Cibolo Valley deals and consistent with our 6-8% long-term CAGR target, our 2026-30 growth expectations do not include the impact of potential future M&A opportunities.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the Forward-Looking Statements of this release and the Risk Factors section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

2025 Operating Results
Net income prepared in accordance with GAAP for the year ended December 31, 2025 was $102.6 million, a 9% increase compared to $94.0 million in 2024. GAAP diluted EPS for the full year 2025 was $2.92, an increase of 2% compared to $2.87 diluted EPS in 2024.
Non-GAAP adjusted net income for the year ended December 31, 2025 was $104.9 million, an 8% increase compared to $96.8 million in 2024. Non-GAAP adjusted diluted EPS for full year 2025 was $2.99, an increase of 1% compared to $2.95 adjusted diluted EPS in 2024. A full reconciliation of GAAP net income to adjusted net income for the three months and year ended December 31, 2025 is included in the tables at the end of this news release.
Operating revenue in 2025 was $800.6 million compared to $748.4 million in 2024, a 7% increase. The increase was driven primarily by rate increases of $67.4 million, primarily in California, Connecticut, and Texas, and revenues from new customers of $1.5 million. This was partially offset by decreases of $8.0 million in other regulatory mechanisms and a decrease of $7.2 million due to lower usage.
Operating expenses in 2025 were $623.1 million, which was an increase of 8% compared to $577.9 million for 2024. This change in operating expenses primarily reflects:
•An increase in water production expenses of $19.1 million compared to last year primarily related to increased water pass-through costs (purchased water, groundwater extraction charges, etc.) and decreased availability of surface water, partially offset by decreased balancing and memorandum account cost recovery and lower customer usage; and
•An increase in administrative and general expenses of $20.2 million compared to last year, primarily attributable to funds received from the California Extended Water and Wastewater Arrearage Payment Program in the prior year, higher employee expenses, insurance, and consulting work.
The effective consolidated income tax rates for 2025 and 2024 were approximately 11% and 9%, respectively. The higher effective tax rate in 2025 was primarily due to a lower uncertain tax position reserve release and lower reversals of excess deferred income taxes, and the cumulative catch-up adjustment relating to the accounting method change filed in 2024 that resulted in reduced income tax expense for 2024, partially offset by higher flow through tax benefits.
2025 Rate Activity and Regulatory Highlights
California
On November 10, 2025, San Jose Water Company (SJWC), along with three other California water utilities, filed a joint request for a third one-year deferment on the cost of capital filings which would otherwise be due on May 1, 2026. The request was conditioned on leaving the current Water Cost of Capital (WCCM) in place such that any adjustments will be made to the respective utilities' cost of capital during the one-year deferment based on the mechanism. The request was approved on November 18, 2025. As such, SJWC's CPUC-approved 9.81% ROE (10.01% base ROE prior to a 20-basis-point reduction related to the Water Conservation Memorandum Account) will remain in effect through 2027 absent an adjustment by the WCCM.
SJWC received advice letter approval to increase the authorized revenue requirement by $17.2 million, or 2.9%, effective January 1, 2026 as part of the 2025-27 general rate case's second year rate increase. In December 2024, the CPUC approved a settlement agreement between SJWC and the Public Advocates Office which resolved the 2025-27 general rate case on-time. SJWC's next general rate case filing is expected to be made in early January 2027 and will cover the 2028-30 period.
Connecticut
On July 1, 2025, Governor Lamont signed the Water Quality and Treatment Adjustment (WQTA) into law. The WQTA is an infrastructure recovery mechanism established to recover the capital investment needed to treat per- and polyfluoroalkyl substances (PFAS) and other emerging contaminants. We expect the WQTA will be available to Connecticut Water Company (CWC) beginning in 2026, and it is expected that the approximately $238 million estimated for PFAS treatment by CWC to meet water quality standards will be recovered through this mechanism. WQTA provides for an annual filing to recover the total capital invested during the period. The maximum surcharge is 7.5% per year and 15% between general rate cases.
CWC's initial WQTA application was submitted on January 22, 2026 to recover the costs associated with in-progress or completed WQTA eligible projects through a charge of $0.6 million, or a 0.53% increase. If approved, the proposed WQTA will become effective April 1, 2026.
On September 24, 2025, the Connecticut Public Utilities Regulatory Authority approved, in its entirety, CWC's Water Infrastructure and Conservation Adjustment (WICA) filing which requested an increase of $3.1 million in annualized revenue effective October 1, 2025 for $24.3 million invested in completed projects.
On January 26, 2026, CWC submitted a new WICA filing requesting a $2.7 million increase in annualized revenues for $25.7 million invested in completed projects. If approved, the cumulative WICA surcharge as of April 1, 2026, will be 9.90%, collecting $12.1 million on an annual basis.
Maine
On January 13, 2026, the Maine Public Utilities Commission (MPUC) approved the stipulation reached between Maine Water Company (MWC) and the Office of Public Advocate in the rate unification proceeding. The stipulation enables the consolidation of MWC's 10 rate divisions into a single division on a revenue neutral basis. To limit effects on customers’ bills, a transition rate will take effect on February 1, 2026 and will adjust over time through future rate filings until the uniform target rate is achieved. The stipulation also approves a needs-based financial assistance rate program compliant with recent water affordability legislation that was passed in Maine.
On January 30, 2026, MWC filed a notice of intent to file a general rate case with the MPUC on or about March 31, 2026. The company expects to propose an increase in annual revenues of approximately $12 million using a test year ending December 31, 2025.
Texas
In 2025, two key pieces of water utility legislation were passed by the Texas State Legislature and signed by Governor Abbott that provide an opportunity to reduce regulatory lag. The first authorizes water utilities to adopt a future or hybrid test year in general rate cases; traditionally, Texas has been a historical test year jurisdiction for water utilities. The second reduces the timeline for processing of SIC applications from 120 days to 60 days.
On October 6, 2025, Texas Water filed an application with the PUCT to increase the system improvement charge (SIC) by $5.1 million for completed water and wastewater projects. The application was deemed administratively complete on December 15, 2025 and a decision from the PUCT is expected in mid-2026.
2026 Dividend Increase
On January 26, 2026, the Board of Directors of H2O America declared a quarterly cash dividend on common stock of $0.44 per share, payable on March 2, 2026, to shareholders of record at the close of business on February 9, 2026. The March dividend represents a 4.8% increase over the dividend paid in December 2025. The 2026 annualized dividend is expected to be $1.76 per share compared with $1.68 per share in 2025.
Dividends have been paid on H2O America’s and its predecessor’s common stock for more than 80 consecutive years, and the annual dividend amount has increased in each of the past 58 years, placing H2O America in an exclusive group of companies.
Financial Results Call Information
Andrew F. Walters, chief executive officer, Ann P. Kelly, chief financial officer and treasurer, and Bruce A. Hauk, president and chief operating officer, will review financial results for 2025 along with our 2026 guidance and long-term EPS growth rate target in a live webcast presentation at 7 a.m. Pacific Daylight Time, or 10 a.m. Eastern Daylight Time, on Thursday, February 26, 2026.
Interested parties may access the webcast and related presentation materials at the website www.h2o-america.com. An archive of the webcast will be available until May 26, 2026.

Non-GAAP Financial Measures
H2O America's net income and diluted EPS are prepared in accordance with GAAP and represent the earnings as reported to the Securities and Exchange Commission. Adjusted net income and Adjusted diluted EPS are non-GAAP financial measures representing GAAP earnings adjusted to exclude the effects of non-utility real estate transactions and costs associated with mergers and acquisition activities, if any. These non-GAAP financial measures are provided as additional information for investors to evaluate the performance of H2O America's business activities excluding these items. Management also believes these non-GAAP financial measures help investors and analysts better understand our actual results compared to our guidance on a non-GAAP basis. H2O America uses adjusted net income and/or adjusted diluted EPS as the primary performance measurements when communicating with analysts and investors regarding our outlook and results. Adjusted net income and Adjusted diluted EPS are also used internally to measure performance. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP financial measures.
About H2O America
H2O America is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to over 1.6 million people. H2O America’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. H2O America remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about H2O America, please visit www.h2o-america.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws relating to future events and future results of H2O America and its subsidiaries that are based on current expectations, estimates, forecasts, and projections about H2O America and its subsidiaries and the industries in which H2O America and its subsidiaries operate and the beliefs and assumptions of the management of H2O America. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” “approximately,” “strategy,” or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.
The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risks associated with the proposed Quadvest and Cibolo Valley transactions, including, the risk of the proposed transactions not closing on the anticipated timeline, or at all, the ability to obtain required regulatory approvals, and the ability to successfully integrate Quadvest’s and Cibolo Valley's operations and realize the projected financial and other benefits of the proposed transactions; (2) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (3) changes in demand for water and other services; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) the effect of the impact of climate change; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, legislative, business and financial market conditions; and (12) the ability to obtain financing on favorable terms, or at all (including the financing for the proposed transactions with Quadvest in a timely manner), which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions. The risks, uncertainties and other factors may cause the actual results, performance or achievements of H2O America to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results, performance or achievements are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of future performance, and speak only as of the date made, and H2O America undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

H2O America Contacts:
Ann P. Kelly
Chief Financial Officer and Treasurer
408.385.4752
Ann.Kelly@H2O-America.com

Jonathan Reeder
Senior Director of Treasury and Investor Relations
475.414.1034
Jonathan.Reeder@H2O-America.com

______________________________
1    Adjusted net income and adjusted diluted EPS are non-GAAP financial measures as defined below. See the tables below for reconciliations to the most comparable GAAP measures. Information reconciling adjusted diluted EPS guidance to the comparable GAAP financial measure is unavailable to the company without unreasonable effort, as discussed below.

2     Includes both utility plant additions and capitalizable costs associated with cloud-computing arrangements.

H2O America
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Operating revenue	$194,186	197,820	$800,590	748,439
Operating expense:
Production Expenses:
Purchased water	24,806	39,937	126,343	158,568
Power	6,260	2,897	21,769	11,457
Groundwater extraction charges	27,823	18,387	112,076	73,146
Other production expenses	14,116	12,831	50,973	48,851
Total production expenses	73,005	74,052	311,161	292,022
Administrative and general	38,137	33,866	125,998	105,830
Maintenance	9,910	8,221	32,895	31,301
Property taxes and other non-income taxes	10,469	9,318	37,686	35,928
Depreciation and amortization	29,526	28,696	115,323	112,855
Total operating expense	161,047	154,153	623,063	577,936
Operating income	33,139	43,667	177,527	170,503
Other (expense) income:
Interest on long-term debt and other interest expense	(18,283)	(17,996)	(72,575)	(71,390)
Pension non-service credit	1,626	940	6,436	3,769
Other, net	(1,839)	(2,604)	3,545	55
Income before income taxes	14,643	24,007	114,933	102,937
Provision for income taxes	(1,577)	1,087	12,355	8,970
Net income	16,220	22,920	102,578	93,967
Other comprehensive loss, net	(493)	611	(493)	169
Comprehensive income	$15,727	23,531	$102,085	94,136

Earnings per share
—Basic	$0.45	0.69	$2.93	2.87
—Diluted	$0.45	0.68	$2.92	2.87
Dividends per share	$0.42	0.40	$1.68	1.60
Weighted average shares outstanding
—Basic	35,880,807	33,423,902	35,002,252	32,701,292
—Diluted	36,008,175	33,520,161	35,102,487	32,779,573

H2O America
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Utility plant:
Land	$44,600	44,657
Depreciable plant and equipment	4,688,644	4,249,314
Construction work in progress	269,272	179,486
Intangible assets	51,683	51,604
Total utility plant	5,054,199	4,525,061
Less: accumulated depreciation and amortization	1,120,232	1,036,450
Net utility plant	3,933,967	3,488,611

Nonutility properties	1,683	1,314
Less: accumulated depreciation	103	98
Net nonutility properties	1,580	1,216

Current assets:
Cash and cash equivalents	20,686	11,114
Accounts receivable:
Customers, net of allowances for credit losses of $722 and $1,172 in 2025 and 2024, respectively	62,471	68,679
Income tax	2,720	5,953
Other	7,710	7,059
Accrued unbilled revenue	68,971	60,847
Prepaid expenses	11,634	10,297
Current regulatory assets	8,315	18,172
Other current assets	8,086	8,593
Total current assets	190,593	190,714
Other assets:
Regulatory assets, less current portion	246,547	224,055
Investments	19,711	18,087
Postretirement benefit plans	80,967	66,422
Goodwill	640,311	640,311
Other	35,890	28,893
Total other assets	1,023,426	977,768
Total assets	$5,149,566	4,658,309

H2O America
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Capitalization and liabilities
Capitalization:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 36,118,242 in 2025 and 33,629,169 in 2024	$36	34
Additional paid-in capital	958,188	827,796
Retained earnings	581,080	537,184
Accumulated other comprehensive income	1,467	1,960
Total stockholders’ equity	1,540,771	1,366,974
Long-term debt, less current portion	1,866,819	1,706,904
Total capitalization	3,407,590	3,073,878

Current liabilities:
Lines of credit	86,834	119,124
Current portion of long-term debt	23,504	3,648
Accrued groundwater extraction charges, purchased water and power	29,321	25,118
Accounts payable	75,427	56,256
Accrued interest	18,241	17,476
Accrued payroll	19,109	15,193
Current regulatory liabilities	—	1,122
Other current liabilities	20,942	23,236
Total current liabilities	273,378	261,173

Deferred income taxes	307,893	276,043
Advances for construction	201,413	155,397
Contributions in aid of construction	342,697	340,738
Postretirement benefit plans	45,878	45,063
Regulatory liabilities, less current portion	546,797	483,719
Other noncurrent liabilities	23,920	22,298
Commitments and contingencies
Total capitalization and liabilities	$5,149,566	4,658,309

H2O America
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Reported GAAP Net Income	$16,220	22,920	$102,578	93,967
Adjustments:
(Gain)/loss on sale of real estate investments[1]	—	(397)	(273)	572
Expense for merger and acquisition activities[2]	416	3,032	3,464	3,393
Tax effect of above adjustments[3]	(116)	(737)	(882)	(1,148)
Adjusted Net Income (non-GAAP)	$16,520	24,818	$104,887	96,784

Reported GAAP Diluted Earnings Per Share	$0.45	0.68	$2.92	2.87
Adjustments:
(Gain)/loss on sale of real estate investments, net of tax	—	(0.01)	(0.01)	0.01
Expense for merger and acquisition activities, net of tax	0.01	0.07	0.08	0.07
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.46	0.74	$2.99	2.95
1 Included in the "Other, net" line on the condensed consolidated statements of comprehensive income.
2 Included in the "Administrative and general" line on the condensed consolidated statements of income.
3 The tax effect on all adjustments is calculated at the applicable statutory rate.